Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of June 1, 2021 (the “Amendment Effective Date”), by and between DZS Inc. (the “Company”), and Charlie Vogt (the “Executive”), collectively, the “Parties.”

Whereas, the Company and Executive entered into that certain Employment Agreement (the “Agreement”) dated August 1, 2020, and

Whereas, the Parties desire to amend Paragraph 3 of the Agreement in the manner reflected herein, and

Whereas, the Compensation Committee of the Board of Directors of the Company has approved an Amendment to the Agreement in the manner reflected herein to be effective as of July 1, 2021,

Now Therefore, in consideration of the premises and mutual covenants and conditions herein, the Parties, intending to be legally bound, hereby agree the following changes to the Agreement to be effective as of July 1, 2021:

1.Compensation.  Paragraph is hereby deleted and replaced in its entirety with the following (with all capitalized terms having the meaning originally ascribed thereto in the Agreement):

“3.Compensation.

(a)Salary. The Company shall pay to Executive a base salary of $600,000 per year (the “Annual Salary”). Executive’s Annual Salary shall be reviewed on at least an annual basis by the Board of Directors or its Compensation Committee and shall be payable in accordance with the Company’s regular payroll practices.

Bonus. In addition to Executive’s Annual Salary, Executive shall be eligible to participate in a performance-based annual bonus program, to be earned and paid quarterly in equal installments. Executive’s target bonus at full accomplishment of the Company’s goals will be $150,000 per quarter. Executive’s actual bonus will be based upon the overall results of the Company compared to the quarterly performance metrics as set forth in the annual operating plan approved by the Board of Directors for each year. The annual bonus plan and the final payout will be approved by the Board of Directors or its Compensation Committee and is subject to change.  Notwithstanding the foregoing, Executive’s actual bonus for each of the first four quarters commencing upon the Effective Date will in no event be less than $125,000, subject to Executive’s continued employment with the Company through the end of each applicable quarter.”

   3.Counterparts.  This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

   4.Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this

Amendment, all references to the term “Agreement” in this Amendment or the original Agreement shall include the terms contained in this Amendment.

IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment to Employment Agreement to be effective as of the Amendment Effective Date.

DZS INC.		EXECUTIVE

By:	/s/ Justin Ferguson	/s/ Charlie Vogt
	Justin Ferguson	Charlie Vogt
Chief Legal Officer